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Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

        We consent to the use in this Amendment No. 2 to Registration Statement No. 333-171819 on Form S-4 of our report dated July 13, 2010 related to the financial statements of the Kerasotes Showplace Theatres Sold to AMC Entertainment Inc. (the "Theatres") as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph that describes the allocation of certain account balances from the Theatres' parent company, Kerasotes Showplace Theatres, LLC, and explains that the financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Theatres had operated as an unaffiliated company), appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such prospectus.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 24, 2011

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  Exhibit 23.4